Aviat Networks Urges Ceragon Networks Shareholders to Vote for Highly-Qualified Director Nominees

Details the superior qualifications of Michelle R. Clayman, Paul Delson, Jonathan F. Foster, Dennis Sadlowski, and Craig Weinstock

Election of these five nominees will restore independence to Ceragon’s current entrenched and insular Board

AUSTIN, Texas – July 28, 2022 – Aviat Networks, Inc. (NASDAQ: AVNW) (“Aviat”), the leading expert in wireless transport solutions, today sent a letter to shareholders of Ceragon Networks Ltd. (NASDAQ: CRNT) (“Ceragon” or “the Company”) in connection with its upcoming Extraordinary Meeting of Shareholders ("the Meeting" or "EGM"), which is scheduled to be held on August 23, 2022, encouraging all shareholders to vote the GOLD proxy card FOR Aviat’s five director nominees.

Dear fellow Ceragon shareholders:

We’ve written to you several times before regarding our proposal to acquire Ceragon at a substantial premium, delivering immediate and certain value to you, and about our decision to call for an extraordinary shareholder meeting to enhance the Ceragon Board. Today, we are writing to draw your attention to the five highly-qualified nominees who have agreed to serve on your Board and the leadership expertise they bring to the table that will help them serve the interests of Ceragon’s shareholders better than your current Board.

Most importantly, all five of our nominees are thoroughly independent – both from Aviat itself and from Ceragon’s management and its Chairman Zohar Zisapel – and able to provide a fresh, unbiased perspective at a critical junction for Ceragon. They are ready, willing and able both to evaluate fairly our proposal to acquire the Company and to oversee any other path to value creation. From the chart below, you can see at a glance how our five nominees stack up against the three current directors we seek to remove from the Board.

AVIAT’S FIVE NOMINEES EACH BRING RELEVANT EXPERTISE AND AN INDEPENDENT PERSPECTIVE

•Michelle R. Clayman brings pivotal financial and business experience as a highly respected investment professional, academic and gender equality activist. Ms. Clayman founded one of the first women-owned and led asset management firms, New Amsterdam Partners, which has won awards for its performance. Ms. Clayman has been lauded for her business acumen, including being the first woman to win the Stanford Graduate School of Business Excellence in Leadership award in 2008 and being recognized by the National Council for Research on Women in 2010. Ms. Clayman received her MBA from Stanford University and graduated with a Bachelors degree in Philosophy, Politics and Economics from Oxford University in England.

•Paul Delson currently serves as General Counsel for the Troy Corporation and brings unmatched legal knowledge in commercial challenges and transactions directly applicable to Ceragon’s market position. His experience in global legal affairs at Applied Materials, Inc. and First Solar, Inc. (as well as his tenure as Chief Compliance Officer at First Solar, Inc.) will be invaluable for Ceragon’s Board whether it determines to pursue a transaction with Aviat or seeks to improve its path to profitability, innovation and growth through a different strategy. Delson earned both a Juris Doctor degree and a Masters of Business Administration from UCLA, and a Bachelors degree in Organizational Behavior & Management from Brown University.

•Jonathan F. Foster brings extensive investment banking, corporate board and transactional experience, having served as founder and a managing director of Current Capital Partners LLC for almost 15 years and, before that, among other positions he spent more than a decade in mergers and acquisitions advisory at Lazard where he was ultimately a Managing Director. He has served on the boards of over 35 public companies and private companies and a member of the audit committee for 15 of them. He is acknowledged as an expert on mergers and acquisitions, finance and governance issues. His experiences would benefit Ceragon in evaluating the proposed transaction. Mr. Foster graduated with a Masters in Accounting and Finance from the London School of Economics and with a Bachelors in Accounting from Emory University; he has completed executive education at Harvard Business School and the University of California, Berkeley School of Law.

•Dennis Sadlowski is an accomplished executive and board member with a history of achieving exceptional financial results for companies. He has led companies through both strong organic growth and strategic acquisitions, including extensive experience delivering top and bottom-line growth by aligning and focusing teams, executing with operational rigor, and leading strategic acquisitions. Mr. Sadlowski has served on the boards of both public and private companies as well as serving in several C-suite roles, including CEO and COO, providing him with invaluable experience for corporate day-to-day operations, strategic approach, innovation and overcoming macroeconomic hurdles. He has wide global experience having worked in countries on all continents. Notably, he served as the CEO of Siemens Energy and Automation, a $4B, 12,000 person operating company of Siemens AG; during his tenure, the company achieved record sales, profitability, and free cash flow. Mr. Sadlowski holds a Masters of Business Administration from Seattle University as well as a Bachelors of Science in Chemical and Nuclear Engineering from UC Berkeley.

•Craig Weinstock is a seasoned legal professional who currently serves as Senior Vice President and General Counsel at National Oilwell Varco, and brings a wealth of experience in corporate governance. He’s served as an advisor to the company’s management team and has been pivotal to the company’s successful efforts in value creation at the company, and has been a notable expert in compliance and representing boards of directors, audit committees, individual directors, and corporate officers. Mr. Weinstock has a strong track record of excellent compliance and governance practices partnered with profitability and growth. He holds a JD from Vanderbilt University’s School of Law and Bachelors in History from the State University of New York, Albany.

By sharp contrast with these five independent director nominees, the board members we seek to replace – Ira Palti, Yael Langer and David Ripstein – are all tied too closely either to Ceragon’s Chairman Zohar Zisapel or to Ceragon’s failed strategy.

•During his tenure as CEO, Mr. Palti delivered shareholder returns of -21% and fostered a culture of underperformance, and as a Board member stands in the way of any efforts by current CEO Doron Arazi to change the Company’s course.

•Ms. Langer has been on Ceragon’s board since 2000, during which time the Company has seen its share price fall over 80%. She serves as General Counsel at RAD Data Communications and “several other companies in the RAD-BYNET group” which are controlled by Mr. Zisapel and his brother, and has no disclosed ownership of Ceragon stock.

•Similarly, Mr. Ripstein has disclosed no ownership of Ceragon stock, and is closely connected to Mr. Zisapel as the former CEO of RADCOM Ltd., another of Mr. Zisapel’s companies.

These three individuals are emblematic of the issues plaguing Ceragon: they lack independence, are deeply entrenched, and are part of a series of interlocking directorships and personal relationships to Mr. Zisapel and his various businesses. They have presided over the destruction of considerable shareholder value, and when presented with an opportunity to reverse this trend, by engaging with Aviat towards a mutually beneficial transaction, they have instead delayed, dug in their heels, and stood by the only Ceragon shareholder who seems to matter to them, Zohar Zisapel, instead of you.

Ceragon shareholders have a unique opportunity to make their voices heard and to vote for a board who will stand up for the interests of ALL shareholders. Please complete and return Aviat's GOLD proxy card, voting FOR our proposals to expand the Board and elect ALL FIVE of Aviat’s nominees to ensure the Company has the right board to evaluate our proposal and oversee value creation at Ceragon.

Sincerely,

Peter A. Smith
Aviat Networks
President and Chief Executive Officer

About Aviat Networks, Inc.

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, without limitations, statements regarding the proposed transaction between Aviat and Ceragon, the results of the requested extraordinary general meeting of shareholders of Ceragon, Ceragon’s actions in connection therewith, and any potential related litigation. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat and trends in revenue, and other statements identified by the use of forward-looking terminology, including, without limitation, "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
•the impact of COVID-19 on our business, operations and cash flows;

•continued price and margin erosion as a result of increased competition in the microwave transmission industry;

•our ability to realize the anticipated benefits of any proposed or recent acquisitions, including our proposed transaction with Ceragon, within the anticipated timeframe or at all, including the risk that proposed or recent acquisitions will not be integrated successfully;

•the results of the extraordinary general meeting of Ceragon’s shareholders;

•the impact of the volume, timing, and customer, product, and geographic mix of our product orders;

•the timing of our receipt of payment for products or services from our customers;

•our ability to meet projected new product development dates or anticipated cost reductions of new products;

•our suppliers’ inability to perform and deliver on time as a result of their financial condition, component shortages, the effects of COVID-19 or other supply chain constraints;

•the effects of inflation and the timing and extent of changes in the prices and overall demand for and availability of our inputs;

•customer acceptance of new products;

•the ability of our subcontractors to timely perform;

•weakness in the global economy affecting customer spending;

•retention of our key personnel;

•our ability to manage and maintain key customer relationships;

•uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•our failure to protect our Intellectual property rights or defend against Intellectual property infringement claims by others;

•the results of our restructuring efforts;

•the ability to preserve and use our net operating loss carryforwards;

•the effects of currency and interest rate risks;

•the effects of current and future government regulations, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States and other countries where we conduct business;

•the conduct of unethical business practices in developing countries;

•the impact of political turmoil in countries where we have significant business;

•the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; and

•Aviat’s ability to implement our stock repurchase program or the extent to which it enhances long-term stockholder value.
For more information regarding the risks and uncertainties for Aviat’s business, see "Risk Factors" in Aviat’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on August 25, 2021 as well as other reports filed by Aviat with the SEC from time to time. Aviat does not undertake any obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Additional Information
This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer or sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933 or an exemption therefrom.
In connection with any transaction between Aviat and Ceragon that involves the issuance of Aviat shares to the Ceragon shareholders, Aviat will file a registration statement with the SEC. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY

BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors will also be able to obtain copies of the registration statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC's web site at www.sec.gov.

Investor Contacts
Aviat Networks
Andrew Fredrickson
+1-408-501-6214
andrew.fredrickson@aviatnet.com

Okapi Partners LLC
Bruce Goldfarb / Chuck Garske / Teresa Huang
+1-212-297-0720
info@okapipartners.com

Media Contact
Abernathy MacGregor
Jeremy Jacobs / Emma Prenn-Vasilakis
+1-212-371-5999
jrj@abmac.com / epv@abmac.com